Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-197069 and 333-217644) of our report dated July 15, 2020, relating to the consolidated financial statements of Leju Holdings Limited, its subsidiaries and its consolidated variable interest entities (the “Group”) as of December 31, 2019 and for the year then ended, in which our report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Accounting Standards Codification Topic 842, Leases, appearing in this Annual Report on Form 20-F of the Group for the year ended December 31, 2019, as amended by this Amendment No.1 on Form 20-F.

/s/ Yu Certified Public Accountant P.C.

Yu Certified Public Accountant P.C.

New York, New York

August 7, 2020